Exhibit 99.1

Media Contact	Investor Contact
Alice Ferreira, 203-578-2610	Terry Mangan, 203-578-2318
acferreira@websterbank.com	tmangan@websterbank.com

Webster Announces New Chief Accounting Officer

WATERBURY, Conn., Sept. 18, 2017 - Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., today announced Albert J. Wang has been named chief accounting officer of Webster Financial Corporation and Webster Bank.
Wang has more than 20 years of accounting, tax, and audit experience. He previously served as executive vice president and chief accounting officer of Banc of California. Prior to that, he held positions of increasing responsibility at Santander Bank, N.A., most recently as senior vice president and chief accounting officer, and at PricewaterhouseCoopers LLP.
As chief accounting officer, Wang will oversee corporate accounting functions including corporate tax, regulatory reporting, and accounting policy.
“Al’s breadth of experience, including extensive working knowledge with U.S. GAAP, IFRS and SEC reporting, will enhance Webster’s already strong corporate accounting functions,” said Glenn MacInnes, executive vice president and chief financial officer. “His diverse background in banking and public accounting will help Webster as we implement our strategic growth plans.”
Wang received a Bachelor of Science degree in Accounting from the University of Scranton, and an MBA in Management Information Systems from Temple University, and is a Certified Public Accountant.
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About Webster
Webster Financial Corporation is the holding company for Webster Bank, National Association. With $26.2 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust, and investment services through 167 banking centers and 343 ATMs. Webster also provides mobile and Internet banking. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and HSA Bank, a division of Webster Bank, which provides health savings account trustee and administrative services. Webster Bank is a member of the FDIC and an equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.